Exhibit 99.1





AT THE COMPANY                     AT  FINANCIAL RELATIONS BOARD
--------------                     --  -------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------

            KCS ENERGY, INC. ANNOUNCES INCREASED 2004 CAPITAL BUDGET
            --------------------------------------------------------
                           Provides Update on Hedging
                           --------------------------

HOUSTON, TX, December 19, 2003 -- KCS Energy, Inc. (NYSE: KCS) announced today that following its recently completed public stock offering of 6,900,000 shares at an initial price of $8.00 per share in which it raised approximately $52 million, its Board has approved an increase in the previously announced 2004 capital budget to $105 million, up approximately 30% from 2003 projected capital expenditures.

Current drilling planned for 2004 includes the following areas:
                                                Wells
                                                -----
         Elm Grove Field                        35-40
         Joaquin Field                          10-15
         Talihina Field                          6-10
         Sawyer Canyon Field                    10-20
         Other Mid-Continent                    15-19
         Gulf Coast
                  Development                   10-13
                  Exploration                   10-13
                                                -----
         Total                                 96-130

The Company also provided an update with respect to its hedging program, which consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. KCS' current hedge positions for 2004 are summarized in the following table.



Average
                           Type Hedge                            Amount                                 Price
                           ----------                            ------                                 -----

1st Qtr.                   Natural Gas
--------                   -----------
                              Swap                               26,600 MMbtu/day                       $6.71
                              3 Way Collar                       10,000 MMbtu/day                 $4.50/$8.50/$9.00

                           Crude Oil
                           ---------
                              Swap                               914 BOPD                              $30.59

2ND Qtr.                   Natural Gas
--------                   -----------
                              Swap                               10,000 MMbtu/day                       $5.00
                              Collar                             10,000 MMbtu/day                    $4.00/$6.81

                           Crude Oil
                           ---------





                              Swap                               500 BOPD                              $29.64
                              ----                               --------                              ------


3RD Qtr.                   Natural Gas
--------                   -----------
                              Swap                               10,000 MMbtu/day                       $4.93
                              Collar                             10,000 MMbtu/day                   $4.34 / $6.00

                           Crude Oil
                           ---------
                              Swap                               100 BOPD                              $28.50

4TH Qtr.                   Natural Gas
--------                   -----------
                              Collar                             20,000 MMbtu/day                    $4.00/$7.52

                           Crude Oil
                           ---------
                              Swap                                100 BOPD                             $28.50


The swaps effectively lock in a specific NYMEX price, while the cost free collars fix the stated floor price and allow participation up to the stated cap price. The three- way collars in the first quarter fix the stated floor price of $4.50 per MMbtu and allow the Company to retain all price upside, except for the portion of realized prices between $8.50 and $9.00. In addition to the above hedges, during 2004 the Company will deliver an average 14.1 MMcfed under the production payment sold in 2001, at an average price of approximately $4.05 per Mcfe.

"Our new credit facility enables us to layer in hedges at high commodity prices without being exposed to the potential for margin calls should commodity prices continue to rise. 2003 was a breakout year for KCS; we had excellent drilling results and identified numerous new projects and confirmed a large inventory of drilling locations to develop over the next several years. Our drilling program in 2004 offers more of the same type of wells that worked so well this year" stated James W. Christmas, Chairman and CEO.

Based on KCS continued drilling successes and current commodity prices, the Company expects that it will be able to fund its increased capital expenditure budget for 2004 primarily with internally generated funds.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

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